Exhibit 99

Dear Shareholder:

For the first time in the Bank’s history, deposits and loans both exceeded $1 billion. Deposits, excluding brokered deposits, totaled $1.025 billion at June 30, 2009, an increase of $152.3 million, or 17.5%, since December 31, 2008, representing an annualized growth rate of 35%. Loans outstanding totaled $1.019 billion at June 30, 2009, an increase of $70.8 million, or 7.5%, since December 31, 2008, representing an annualized growth rate of 15%.

As previously announced on July 21, 2009, the Company declared a quarterly dividend of $0.095 per share to be paid on September 1, 2009, to shareholders of record as of August 11, 2009, compared to the quarterly dividend of $0.09 per share paid in September 2008.

The current environment continues to provide unprecedented opportunities for community banks like Enterprise, as customers are migrating from larger, national banks to local community banks, choosing to do business with professionals they know and trust and who act in their best interests.  We are extremely pleased with our financial results. Our net income results were very strong, particularly in light of the increase in FDIC insurance premiums, the recent opening of three branch offices and the increase in the provision for loan losses, partly due to strong loan growth. Loan quality remains solid, as we continue to apply our consistent and disciplined lending strategy to our expanding customer base.  We are extremely excited by the Bank’s overall growth and progress. We are expanding our branch network, investing in our infrastructure and our employees, while successfully growing deposits and loans. During the quarter, we relocated our Salem, NH office to a larger facility, and our temporary Derry, NH loan production office obtained regulatory approval to begin operating as a full-service branch, which we anticipate implementing in the third quarter.  Our recently opened Acton and Methuen, MA offices have been well received by the local communities. We also recently renovated branch offices in Tewksbury and Billerica.

We are proud that our record of growth and success has placed Enterprise on the list of the 20 largest banks in Massachusetts (Boston Business Journal, June 2009) after just 20 years in business.  Furthermore, throughout the second quarter, the Bank has received numerous honors and accolades for business acumen, and our management team and employees continue to be recognized by a wide range of non-profit organizations for their outstanding contributions made to local community endeavors.

Net income for the quarter ended June 30, 2009, amounted to $1.4 million compared to $1.8 million for the quarter ended June 30, 2008.  Net income for the six months ended June 30, 2009 amounted to $2.9 million compared to $3.8 million for the comparable 2008 period.  Diluted earnings per share were $0.17 and $0.36 for the three and six months ended June 30, 2009 compared to $0.22 and $0.48 for each of the same periods in 2008.

Net income for the quarter and year-to-date June 2009 periods, when compared to the same periods in 2008, was impacted primarily by an increase in FDIC insurance premiums which applied to all insured financial institutions,  increases in the provision for loan losses and non-interest expenses, partially offset by an increase in net interest income.

Net interest income for the quarter ended June 30, 2009 amounted to $11.6 million, an increase of $1.5 million or 14%.  Net interest income increased 14% for the six-month period ended June 30, 2009 and amounted to $22.8 million.  The increase in net interest income over the comparable quarter and year-to-date 2008 periods was due primarily to strong loan growth. Average loan growth for the quarter-over-quarter and year-over-year periods amounted to $130.1 million and $124.9 million, respectively.

Net interest margin was 4.19% for the three months ended June 30, 2009, compared to 4.24% and 4.18% for the quarters ended December 31, 2008 and June 30, 2008, respectively. Year-to-date net interest margin was 4.18% for both the six months ended June 30, 2009 and 2008, and 4.23% for the year ended December 31, 2008.

The provision for loan losses amounted to $864 thousand for the three months ended June 30, 2009, compared to $550 thousand for the same period in 2008, and amounted to $2.0 million and $867 thousand for the six months ended June 30, 2009 and 2008, respectively. The increased provision was due to several factors: 2009 year-to-date net charge-offs of $525 thousand compared to $213 thousand for the same period last year; an increase in specific reserves on impaired loans; and the level of loan growth during the period.  The allowance for loan losses to total loans ratio was 1.64% at both June 30, 2009 and March 31, 2009, 1.61% at December 31, 2008 and 1.60% at June 30, 2008. In light of the current economic environment, overall asset quality remains solid, with annualized year-to-date net charge-offs amounting to 0.11% of average total loans in 2009 compared to 0.05% for 2008, and non-performing assets to total assets of 1.09% at June 30, 2009 compared to 0.73% and 0.57% at December 31, 2008 and June 30, 2008, respectively.

Non-interest income for both the three months ended June 30, 2009 and June 30, 2008 amounted to $2.4 million.  Non-interest income for the six months ended June 30, 2009 and June 30, 2008 amounted to $4.7 million and $4.8 million, respectively.  Non-interest expense for the three months ended June 30, 2009, amounted to $11.2 million, an increase of 17%, compared to the same quarter last year.  Non-interest expense for the six months ended June 30, 2009, amounted to $21.6 million, an increase of 16%, compared to the same period in the prior year. The increase in non-interest expense was related primarily to increases in FDIC insurance assessments and the Company’s strategic growth initiatives resulting in increases in the areas of compensation-related costs, occupancy, and advertising and public relations expenses.  In 2009, the Company’s deposit insurance premiums increased $984 thousand compared to the 2008 period, due to changes in the FDIC insurance assessment rates and a special June assessment which applied to all insured banks.  These actions were undertaken by the FDIC in order to replenish the FDIC’s deposit insurance reserves.   The FDIC may also impose additional special assessments for the third and fourth quarters of 2009 if the reserves are estimated to fall to a level that would be inadequate to support their objectives.

Total assets were $1.25 billion at June 30, 2009 as compared to $1.18 billion at December 31, 2008, an increase of 6%. Investment assets under management amounted to $381.2 million at June 30, 2009 compared to $439.7 million at December 31, 2008, a decrease of 13%.  The decrease is attributable primarily to declines in commercial sweep account balances during the period.  Total assets under management amounted to $1.67 billion at June 30, 2009 and $1.65 billion at December 31, 2008.

We appreciate that the desire to do business with a strong, local community bank, one that is best suited to handle the full-service needs of businesses, professionals, non profits and individuals, is stronger than ever before. Many top economists believe that the recovery will be created, not by Wall Street, but rather by small-to-medium sized businesses across America.  We feel Enterprise is ideally positioned to take full advantage of this tremendous market opportunity.

Please take a moment to review the most recent communication from Enterprise’s Investment Advisory Group which is enclosed with this mailing.  We hope shareholders will find this quarterly update of interest and benefit to you.  Reaction from investment clients has been positive, and we will be pleased to share future communications with our shareholders.

Thank you for your continued support and valued business referrals over the past twenty years.

Sincerely,

George L. Duncan	John P. Clancy, Jr.	Richard W. Main
Chairman	CEO	President
Chief Lending Officer

SELECTED CONDENSED CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

(Dollars in thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
CONDENSED CONSOLIDATED INCOME STATEMENTS	2009	2008	2009	2008
Net interest income	$11,616	$10,155	$22,808	$20,071
Provision for loan losses	864	550	1,966	867
Net interest income after provision for loan losses	10,752	9,605	20,842	19,204
Non-interest income	2,355	2,388	4,728	4,785
Non-interest expense	11,230	9,604	21,555	18,635
Income before income taxes	1,877	2,389	4,015	5,354
Provision for income taxes	503	606	1,123	1,554
Net Income	$1,374	$1,783	$2,892	$3,800

Basic earnings per share	$0.17	$0.22	$0.36	$0.48
Diluted earnings per share	$0.17	$0.22	$0.36	$0.48
Basic weighted average common shares outstanding	8,181,721	7,962,963	8,120,867	7,950,475
Diluted weighted average common shares outstanding	8,195,116	8,000,586	8,133,032	7,990,545

CONDENSED CONSOLIDATED BALANCE SHEETS	June 30, 2009	December 31, 2008	June 30, 2008
Cash and cash equivalents	$54,665	$25,276	$45,002
Investment securities at fair value	127,490	159,373	142,317
Loans, net of allowance for loan losses	1,002,713	933,372	870,983
Other assets	63,402	62,456	57,511
Total assets	$1,248,270	$1,180,477	$1,115,813

Deposits	$1,085,190	$947,903	$922,462
Borrowed funds	44,746	121,250	84,073
Junior subordinated debentures	10,825	10,825	10,825
Other liabilities	13,698	9,395	10,011
Total stockholders’ equity	93,811	91,104	88,442
Total liabilities and stockholders’ equity	$1,248,270	$1,180,477	$1,115,813

	At or for the six months ended	At or for the year ended	At or for the six months ended
CONSOLIDATED FINANCIAL DATA AND RATIOS	June 30, 2009	December 31, 2008	June 30, 2008
Balance Sheet Items:
Total assets	$1,248,270	$1,180,477	$1,115,813
Loans serviced for others	36,702	28,341	23,246
Investment assets under management	381,232	439,711	525,023
Total assets under management	$1,666,204	$1,648,529	$1,664,082

Book value per share	$11.41	$11.35	$11.09
Dividends per common share	$0.19	$0.36	$0.18
Allowance for loan losses to total loans	1.64%	1.61%	1.60%
Non-performing assets to total assets	1.09%	0.73%	0.57%

Income Statement Items (annualized):
Return on average assets	0.48%	0.51%	0.72%
Return on average stockholders’ equity	6.28%	6.26%	8.66%
Net interest margin (tax equivalent)	4.18%	4.23%	4.18%